Exhibit 10.14
Base Salaries. The Board of Directors of the Company approved the Compensation Committee’s recommended base salaries for the executive officers listed below (the “Named Executive Officers”) in the amounts indicated, effective January 1, 2005.

	Base Salary	Last Salary
Name	Amount (1)	Increase Date
Frank C. Stipes, Esq.	$297,500	November 19, 2001
Freddy Maldonado	255,000	September 24, 2001
Jose M. Biaggi, Esq.	382,500	July 11, 2005
Pedro R Dominguez	177,000	July 11, 2005
Ricardo Hernandez, CPA	212,500	July 11, 2005
Miguel Vazquez	250,000	June 1, 2001
Base salaries for each Named Executive Officer are reviewed by the Compensation Committee following the 18-month anniversary of such Named Executive Officer start date with the Company, with the exception of the Company’s Chief Executive Officer, Mr. Frank C. Stipes, Esq., whose compensation is reviewed annually.
Annual Incentive Awards. The Board of Directors of the Company approved the Compensation Committee’s recommended annual incentive awards for 2005, payable in cash, to the Named Executive Officers as follows:

Annual Incentive
Name	Award
Frank C. Stipes, Esq.	$1,229,167
Freddy Maldonado	625,000
Jose M. Biaggi, Esq.	437,500
Pedro R Dominguez	618,750
Ricardo Hernandez, CPA	620,833
Miguel Vazquez	570,833
Annual incentive awards include a Christmas bonus that is granted under Puerto Rico legislation. The Company has normally granted one month of salary as a Christmas bonus.
The Company will provide additional information regarding the compensation of the Named Executive Officers in its Proxy Statement for the 2006 Annual Meeting of Shareholders.

(1)	Does not include perquisites and other personal benefits, including an allowance for business and entertainment expenses, which, in the aggregate, exceed $10,000. For information about such perquisites and allowances, see Executive Compensation section on the Company’s Proxy Statement for its 2006 annual meeting of shareholders.